Exhibit 10.8

SUBLEASE AGREEMENT

This is an agreement to sublet real property according to the terms specified below.

The sublessor agrees to sublet and the subtenant to take the premises described below.

1.	The sublessor is: National Cancer Research Foundation

2.	The subtenant is: Net Savings Link, Inc.

3.	The location of the premises is: 4747-20 Nesconset Hwy, Port Jefferson Station, NY 11776 – 2865

4.	The term of this sublease is 1 year, beginning July 21 2014. The rent is $500.00 per month, payable in advance on the j1st day of each month. The rent is payable to: National Cancer Research Foundation, at 4747-20 Nesconset Hwy, Port Jefferson, New York, 11776 – 2865.

5.	The sublease agreement will terminate on July 20, 2015. There shall be no holding over under the terms of this sublease agreement under any circumstances.

6.	All charges for utilities connected with promises which are to be paid by the sublessor under the master lease shall continue be paid by the sublessor for the term of the sublease.

7.	Subtenant to surrender and deliver to the sublessor the premises and all future and decorations within the premises in as good a condition as they were at the beginning of the term, reasonable wear and tear expected. The subtenant will be liable to the sublessor for any damages occurring on the premises or the contents thereof or to the building which are done by the subtenant or his guests.

8.	Subtenant agrees to pay sublessor a deposit if $0.00 to cover damages and cleaning. Sublessor agrees if the premises and contents thereof are returned to him/her in the same condition as when received by the subtenant, reasonable wear and tear thereof expected, he/she she will refund to the subtenant $0.00 at the end of the term, or within 30 days thereafter. Any reason for retaining a portion of the deposit shall be explained in writing within 30 days to the subtenant.

9.	At the time of taking possession of the premises by the subtenant, the subtenant with an inventory form within (3) days of taking possession.

10.	This sublease agreement incorporates and is subject to the original lease agreement between the sublessor and his lessor. A copy of which is attached hereto, and which is hereby referred to and incorporated as if it were set out here at length. The subtenant agrees to assume all of the obligations and responsibilities of the sublessor under the original lease for the duration of the sublease agreement.
1.

11.	In the event of any legal action concerning this sublease, the losing party shall pay to the prevailing party reasonable attorney's fees and court costs to be fixed by the court wherein such judgment shall be entered.

12.	Other:N/A

13.	This lease constitutes the sole agreement between the parties, and no additions, deletions, or modifications may be accomplished without the written consent of both parties (ANY ORAL REPRESENTATIONS MADE AT THE TIME OF EXECTUTING THIS LEASE ARE NOT LEGALLY VALID AND, THEREFORE ARE NOT BINDING UPON EITHER PARTY).

14.	The words "sublessor" and "subtenant" as used herein include the plural as well as singular: no regard for gender is intended by the language in the sublease.

15.	If the subtenant is under 18 years of age, then his/her legal guardian or parent guarantees and agrees to perform all of the terms, convenants and conditions of this sublease by affixing his/her signature below.

16.	Each signatory to this sublease acknowledges receipt of an executed copy thereof.

17.	The parties hereby bind themselves to this agreement by their signatures affixed below on this _15_ day of _July,_ 2014

SUBLESSOR		SUBTENANT

National Cancer Research Foundation		Net Savings Link, Inc.

By:	FRED V. EICHHORN	By:	STEVE BARITZ, President

Print:	Fred V. Eichhorn	Print:	Steve Baritz

Title:	President – C.E.O.	Title:	C.E.O.